Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2018 Results

-	Reported First Quarter 2018 Operating Income of $7.4 million and a Net Loss of $0.8 million
-	Generated First Quarter 2018 Adjusted EBITDA of $26.0 million and Distributable Cash Flow of $16.7 million, respectively
-	Reported First Quarter 2018 Gross Profit for the Wholesale Segment of $30.7 million or a 5% increase when compared to the First Quarter 2017
-	Generated First Quarter 2018 Gross Profit for the Retail Segment of $9.4 million or a 15% increase when compared to the First Quarter 2017
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2018

Allentown, PA May 7, 2018 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2018.

“Both our wholesale and retail segments performed well during the quarter with a 7% year-over-year increase in gross profit,” said Gerardo Valencia, President of CrossAmerica. “While we did experience some softness with our recent Jet-Pep assets acquisition due to higher cost of product as a result of certain market dynamics in the region, we were still able to grow Adjusted EBITDA 10% to $26.0 million compared to $23.7 million in the first quarter of 2017.” Valencia went on to say, “We remain ahead of schedule in capturing previously communicated synergies, we have identified further synergies that we will capture with the support of our General Partner, and are in a good position as we move into the summer driving season.”

“As we continue to focus on the long-term growth of the Partnership and the improvement of our coverage ratio, our management team and board of directors made the decision to reduce our distribution attributable to the first quarter of 2018,” said Jeremy Bergeron, CEO of CrossAmerica. “Due to the continued weakness in the MLP market and the resulting elevated yield of our common units, we anticipate funding expenses related to our Amended Omnibus Agreement primarily with cash from operations rather than the issuance of common units, resulting in lower distributable cash flow.” Bergeron continued, “We remain confident in our underlying business and our outlook for the remainder of 2018 and we will continue to monitor the equity and debt markets and position ourselves for future growth.”

First Quarter Results

Consolidated Results

Operating income was $7.4 million for the first quarter 2018 compared to $5.6 million achieved in the first quarter 2017, representing an increase of 33%. EBITDA was $21.8 million for the three month period ended March 31, 2018 compared to $19.1 million for the same period in 2017, representing a 15% increase. Adjusted EBITDA was $26.0 million for the first quarter 2018 compared to $23.7 million for the same period in 2017, representing an increase of 10%. The increase in EBITDA and Adjusted EBITDA was due to an increase in operating income driven by increases in both the wholesale and retail segments and a reduction in general and administrative expenses (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the first quarter 2018, CrossAmerica’s wholesale segment generated $30.7 million in gross profit compared to $29.3 million in gross profit for the first quarter 2017, representing a 5% increase. The Partnership distributed, on a wholesale basis, 249.5 million gallons of motor fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $14.3 million. For the three month period ended March 31, 2017, CrossAmerica distributed, on a wholesale basis, 238.4 million gallons of fuel at an average wholesale gross profit of $0.056 per gallon, resulting in motor fuel gross profit of $13.3 million. The 7% increase in motor fuel gross profit was primarily due to a 5% increase in volume driven primarily by the November 2017 Jet-Pep Assets acquisition. In addition, the Partnership realized a higher margin per gallon primarily due to higher dealer-tank wagon (DTW) margins and increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 22% to $62.91 per barrel during the first quarter 2018 as compared to $51.62 per barrel during the same period in 2017.  Additionally, for the Partnership’s newly acquired Jet-Pep Assets in Alabama, CrossAmerica has noted that it is exposed to more price risk as its purchases are based on Platts bulk index-priced contracts with fuel suppliers. During the first quarter 2018, the Partnership experienced lower than normal fuel margins due to some weaker conditions in the region that negatively impacted both its wholesale fuel margin and volumes at these sites. The Partnership does not expect this trend to continue over the long term. The Partnership is also completing the integration and optimization of the fuel supply chain and fuel programs for the Jet-Pep network that should provide benefits in the coming quarters of 2018.

CrossAmerica’s gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $16.4 million for the first quarter 2018 compared to $16.0 million for the first quarter 2017, representing an increase of 3%.

Operating expenses increased $1.1 million primarily as a result of environmental costs related to increased compliance requirements in certain states as well as remediation costs incurred at individual sites that are not covered by state UST funds, insurance or other indemnifications.

Adjusted EBITDA for the wholesale segment was $26.2 million for the first quarter 2018 compared to $25.7 million for the same period in 2017. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit, which was offset slightly by an increase in operating expenses (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the first quarter 2018, the Partnership sold 51.7 million gallons of motor fuel at an average retail motor fuel gross profit of $0.042 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.2 million. For the same period in 2017, CrossAmerica sold 36.8 million gallons in its retail segment at an average gross profit of $0.032 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.2 million. The increase in motor fuel gross profit is attributable due to an increase in margin per gallon as a result of the movements in crude oil prices throughout the two periods and an increase in the average number of retail sites during the first quarter 2018 period due to the acquisition of the Jet-Pep sites.

During the quarter, the Partnership generated $5.7 million in gross profit from merchandise and services versus $5.8 million for the same period in 2017. Gross profit from Rent and Other for the retail segment was $1.5 million for the first quarter 2018 compared to $1.2 million for the same period in 2017, reflecting an increase of 21%. Adjusted EBITDA for the retail segment was $1.3 million for the first quarter 2018 compared to $0.1 million for the first quarter 2017.

The increase in gross profit and Adjusted EBITDA were primarily due to an increase in motor fuel gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $16.7 million for the three month period ended March 31, 2018, compared to $16.9 million for the same period in 2017. The slight decrease in Distributable Cash Flow was due primarily to an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average rate on the Partnership’s credit facility borrowings, partially offset by synergies in general and administrative expenses. The Distribution Coverage Ratio was 0.78 times for the three months ended March 31, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

As of May 3, 2018, after taking into consideration debt covenant constraints, approximately $98.9 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

On April 25, 2018, the Partnership’s credit facility was amended to:

•	Extend the maturity date from March 4, 2019 to April 25, 2020;
•	Increase the capacity from $550 million to $650 million;
•

Extend the period during which the permitted total leverage ratio (as defined in the revolving credit facility) is increased from 4.50 : 1.00 to 5.00 : 1.00 after the closing of a material acquisition (as defined in the revolving credit facility) from three quarters to four quarters; and

•

Decrease the applicable margin and commitment fee (each as defined in the revolving credit facility), which vary based on our leverage ratio, such that the applicable margin ranges from 1.50% to 2.75% for LIBOR rate loans (as defined in the revolving credit facility) and 0.50% to 1.75% for alternate base rate loans (as defined in the revolving credit facility), and the commitment fee ranges from 0.20% to 0.45%. In general, the applicable margin for LIBOR and alternate base rate loans was reduced by 0.5%.

Distributions

On May 7, 2018, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter of 2018. As previously announced, the distribution will be paid on May 25, 2018 to all unitholders of record as of May 18, 2018. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on May 8, 2018 at 9:00 a.m. Eastern Time to discuss first quarter 2018 earnings results. The conference call numbers are 877-615-4335 or 847-944-7271 and the passcode for both is 9222849#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 9222849#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating revenues(a)	$554,570	$469,286
Costs of sales(b)	514,619	431,840
Gross profit	39,951	37,446

Income from CST Fuel Supply equity interests	3,805	3,603
Operating expenses:
Operating expenses	16,342	15,260
General and administrative expenses	4,720	5,817
Depreciation, amortization and accretion expense	15,500	14,348
Total operating expenses	36,562	35,425
Gain (loss) on sales of assets, net	230	(44)
Operating income	7,424	5,580
Other income (expense), net	94	118
Interest expense	(8,052)	(6,702)
(Loss) income before income taxes	(534)	(1,004)
Income tax expense (benefit)	273	(2,701)
Net (loss) income	(807)	1,697
Less: net (loss) income attributable to noncontrolling interests	(2)	1
Net (loss) income attributable to limited partners	(805)	1,696
IDR distributions	(1,180)	(992)
Net (loss) income available to limited partners	$(1,985)	$704

Basic and diluted earnings per limited partner unit	$(0.06)	$0.02

Weighted-average limited partner units:
Basic common units	34,157,088	33,588,163
Diluted common units(c)	34,165,060	33,622,661

Distribution paid per common unit	$0.6275	$0.6125
Distribution declared (with respect to each respective period) per common unit	$0.5250	$0.6175
Supplemental information:
(a) Includes excise taxes of:	$24,358	$18,552
(a) Includes revenues from fuel sales to and rental income from related parties of:	103,521	94,217
(a) Includes rental income of:	21,721	21,441
(b) Includes rental expense of:	4,815	4,791
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the three months ended March 31, 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2018	2017
Gross profit:
Motor fuel–third party	$7,632	$7,865
Motor fuel–intersegment and related party	6,667	5,481
Motor fuel gross profit	14,299	13,346
Rent and other	16,379	15,970
Total gross profit	30,678	29,316
Income from CST Fuel Supply equity(a)	3,805	3,603
Operating expenses	(8,320)	(7,267)
Adjusted EBITDA(b)	$26,163	$25,652
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers	383	394
Lessee dealers(d)	449	427
Total motor fuel distribution–third party sites	832	821
Motor fuel–intersegment and related party
DMS (related party)(e)	134	151
CST (related party)	43	43
Commission agents (Retail segment)(f)	180	98
Company operated retail sites (Retail segment)	71	72
Total motor fuel distribution–intersegment and related party sites	428	364
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	824	822
Motor fuel-intersegment and related party distribution	435	364
Total motor fuel distribution sites	1,259	1,186
Volume of gallons distributed (in thousands)
Third party	149,259	151,679
Intersegment and related party	100,249	86,741
Total volume of gallons distributed	249,508	238,420

Wholesale margin per gallon	$0.057	$0.056

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of March 31, 2018 and 2017, CrossAmerica distributed motor fuel to 14 sub-wholesalers who distributed to additional sites.
(d)	The increase in the lessee dealer site count was primarily attributable to converting sites by DMS and commission agents to lessee dealers.
(e)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.
(f)

The increase in the commission agent site count was primarily due to the 101 sites acquired in the Jet-Pep Assets acquisition, partially offset by the conversion of commission sites to lessee dealer sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended March 31,
	2018	2017
Gross profit:
Motor fuel	$2,156	$1,163
Merchandise and services	5,742	5,761
Rent and other	1,473	1,214
Total gross profit	9,371	8,138
Operating expenses	(8,022)	(7,993)
Adjusted EBITDA(a)	$1,349	$145

Retail sites (end of period):
Commission agents(b)	180	98
Company operated retail sites(c)	71	75
Total system sites at the end of the period	251	173

Total system operating statistics:
Average retail fuel sites during the period	250	170
Motor fuel sales (gallons per site per day)	2,296	2,402
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.042	$0.032

Commission agents statistics:
Average retail fuel sites during the period	180	98
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.014	$0.011

Company operated retail site statistics:
Average retail fuel sites during the period	70	72
Motor fuel gross profit per gallon, net of credit card fees	$0.101	$0.056
Merchandise and services gross profit percentage, net of credit card fees	25.4%	24.0%

(a)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(b)

The increase in the commission agent site count was primarily driven by the 101 sites acquired in the November 2017 Jet-Pep Assets acquisition, partially offset by the conversion of commission sites in the Retail Segment to lessee dealer sites in the Wholesale Segment.

(c)	The decrease in company operated retail sites relates to the conversion of company operated retail sites to lessee dealer sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2018	2017
Net income available to limited partners	$(1,985)	$704
Interest expense	8,052	6,702
Income tax expense (benefit)	273	(2,701)
Depreciation, amortization and accretion	15,500	14,348
EBITDA	21,840	19,053
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	3,343	4,166
Gain on sales of assets, net	(230)	44
Acquisition-related costs (b)	1,056	473
Adjusted EBITDA	26,009	23,736
Cash interest expense	(7,624)	(6,157)
Sustaining capital expenditures (c)	(790)	(364)
Current income tax expense	(924)	(359)
Distributable Cash Flow	$16,671	$16,856
Weighted average diluted common units	34,165	33,623
Distributions paid per limited partner unit (d)	$0.6275	$0.6125
Distribution Coverage Ratio (e)	0.78x	0.82x
(a)

As approved by the independent conflicts committee of the Board, the Partnership, CST and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(b)	Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses.
(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

On May 7, 2018, the Board approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2018. The distribution will be paid on May 25, 2018 to all unitholders of record on May 18, 2018.

(e)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA - Wholesale segment	$26,163	$25,652
Adjusted EBITDA - Retail segment	1,349	145
Adjusted EBITDA - Total segment	$27,512	$25,797
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(98)	(8)
General and administrative expenses	(4,720)	(5,817)
Other income, net	94	118
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,343	4,166
Acquisition-related costs	1,056	473
Net (income) loss attributable to noncontrolling interests	2	(1)
IDR distributions	(1,180)	(992)
Consolidated Adjusted EBITDA	$26,009	$23,736

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 900 sites. With a geographic footprint covering 32 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

CrossAmerica Partners has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the U.S. Securities and Exchange Commission (SEC). The filing can be viewed through a link on the Partnership's website at www.crossamericapartners.com or on the SEC's website at www.sec.gov. The Partnership's unitholders may also request a printed copy of the report, which contains the Partnership's audited financial statements. Requests should be submitted at http://www.crossamericapartners.com/investors/information-request/page.aspx?id=1112 or by contacting investor relations at 210-692-2160.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.